Exhibit 24(b)(8.21):  Amendment No. 4 to Amended and Restated Participation Agreement Dated December 30, 2005, by and among Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., VOYA Retirement Insurance and Annuity Company, VOYA Insurance and Annuity Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Directed Services, LLC and VOYA Financial Partners, LLC

Amendment No. 4 to

Amended and Restated Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

VOYA Retirement Insurance and Annuity Company

VOYA Insurance and Annuity Company

ReliaStar Life Insurance Company

ReliaStar Life Insurance Company of New York

Directed Services, LLC

VOYA Financial Partners, LLC

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company), Voya Insurance and Annuity company (formerly ING USA Annuity and Life Insurance Company), ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, and Directed Services, LLC and Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC), your distributors, (collectively, the “Company”, “you” or “your”) on your behalf and on behalf of certain Accounts, (individually a “Party”, collectively, the “Parties”) have previously entered into an Amended and Restated Participation Agreement dated December 30, 2005, and subsequently amended June 5, 2007, November 17, 2011 and August 12, 2013 (the “Agreement”).  The Parties now desire to amend the Agreement by this amendment (the “Amendment”).  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

                For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                   Paragraph 3.3.1 of Section 3.3 of the Agreement is deleted and replaced in its entirety with the paragraph 3.3.1 below:

“3.3        Manual Purchase and Redemption

                3.3.1       You are hereby appointed as our designee for the sole purpose of receiving from Contract owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”).  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus.  “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time.  You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (the “Designated Day”) shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day.  Such Instructions shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the “Designated Day Price”), provided that we receive the Instructions from you before 9:00 a.m.

ING amd 4 to Sec 3 Restated FPA 2015-1-22.docx

Eastern Time on the Business Day following the Designated Day (the “Submission Time”).  Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price.  You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time, including but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time.  You will immediately pay the amount of such loss to a Portfolio upon notification by us.  You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day.”

2.                   Paragraph 3.4.3 of Section 3.4 of the Agreement is deleted and replaced in its entirety with the paragraph 3.4.3 below:

“3.4        Automated Purchase and Redemption

                3.4.3       On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Portfolio that you received prior to the Close of Trading. You represent and warrant that all orders for net purchases or net redemptions derived from Instructions received by you and transmitted to Fund/SERV for processing on or as of a given Business Day (the “Designated Day”) shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day.  Such orders shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the “Designated Day Price”), provided that we receive Instructions from Fund/SERV by 9:00 a.m. Eastern Time on the Business Day following the Designated Day (the “Submission Time”).  Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price.  You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time including, but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time.  You will immediately pay the amount of such loss to a Portfolio upon notification by us.  You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day.”

3.                   All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of August 1, 2014.

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.	Franklin Templeton Variable Insurance Products Trust By: /s/ Karen L. Skidmore Name: Karen L. Skidmore Title: Vice President

The Underwriter:	Franklin/Templeton Distributors, Inc. By: /s/ Christopher A. Felchlin Name: Christopher A. Felchlin Title: Vice President

The Companies:

VOYA Retirement Insurance and Annuity Company By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President	VoYA Insurance and Annuity Company By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President

ReliaStar Life Insurance Company By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President	ReliaStar Life Insurance Company of New York By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President

The Distributors:
Directed Services, LLC. By: /s/ Kim Anderson Name: Kim Anderson Title: Sr. Vice President	VOYA Financial Partners, LLC By: /s/ James Nichols IV d Name: James Nichols IV Title: President and Chief Executive Officer

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